Exhibit 99

                                                             W.W. Grainger, Inc.
                                                            100 Grainger Parkway
                                                      Lake Forest, IL 60045-5201
                                                               Tel: 847.535.1000
                                                                www.grainger.com


 GRAINGER (R)                            NEWS RELEASE


 CONTACT:       Nancy A. Hobor           FOR IMMEDIATE RELEASE
                (847) 535-0065


           W.W. Grainger, Inc. Vice Chairman, Jere D. Fluno, to Retire


CHICAGO (December 6, 1999)--W.W.  Grainger,  Inc. announced the decision of Jere
D. Fluno to retire as the Company's Vice Chairman, effective July 1, 2000.

As Vice Chairman, Mr. Fluno is presently responsible for all of the administrative, financial, human resources, legal, and real estate functions of the Company. He is a member of the Office of the Chairman, the Company's senior executive group, and has served on its Board of Directors since 1975. Mr. Fluno will continue to serve as a Director of the Company.

Grainger Chairman and Chief Executive Officer Richard L. Keyser said, "Jere has played an important leadership role and has made significant contributions to Grainger. He has also been, and will continue to be, an important contributor to his community and to higher education, especially his alma mater, the University of Wisconsin."

Mr. Fluno's decision to retire follows 31 years of service with the Company. Since joining Grainger in 1969 as Controller, Mr. Fluno has held the positions of Vice President, Finance; Senior Vice President; and Chief Financial Officer. He was elected to his present position of Vice Chairman in 1984 and became a member of the Office of the Chairman in 1985.

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W.W. Grainger, Inc. Vice Chairman, Jere D. Fluno, to Retire / page 2

W.W. Grainger, Inc. (GWW), with 1998 sales of $4.3 billion, is the leading North American provider of maintenance, repair, and operating (MRO) supplies, services, and related information to businesses and institutions. GWW shares are traded on the New York and Chicago stock exchanges. For more information, visit Grainger online at www.grainger.com.


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